Exhibit 10.1

Release Agreement

AGREEMENT entered into as of this 18th day of December, 2013 (the “Agreement”) by and between Voltari Corporation, a Delaware corporation with its principal place of business at 601 W. 26th Street Suite 415, New York, NY 10001 (the “Company”), and Richard Stalzer (“Employee”).

RECITAL

WHEREAS, Employee and Company executed that certain Offer Letter dated January 12, 2012, subsequently amended on May 17, 2012 and November 12, 2012 which sets forth the terms and conditions of the Employee’s employment with the Company (as amended, the “Offer Letter”);

WHEREAS, Employee and Company have mutually agreed to terminate Employee’s employment, effective as of December 18, 2013 (the “Termination Date”); and

WHEREAS, the Company desires that Employee agrees to release and waive any and all claims against the Company as set forth below pursuant to terms and conditions hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained it is hereby agreed as follows:

1. Termination. Employee’s termination of employment shall be effective as of the Termination Date. Attached as Exhibit A is Employee’s executed resignation letter resigning from all positions as an officer and director of the Company or any of its affiliates. Effective as of the Termination Date, Employee shall cease to be an employee of the Company. Employee’s eligibility for any Company benefits shall cease as of the Termination Date.

(a) In consideration for the releases set forth herein and subject to Employee not revoking this Agreement, the severance terms of the Offer Letter and subject to Employee continuing to meet his obligations under this Agreement, the Company has agreed to pay Employee or, in the event of his death, his heirs or successors, a payment totaling $43,126.66 in two equal amounts, less all applicable state and federal deductions (the “Severance Amount”). Payments of the Severance Amount shall begin on the Company’s first normal payroll date in January, 2014, subject to the Company’s receipt of an executed original of this Agreement.

(b) The Company acknowledges and agrees that (i) it shall pay Employee any expenses that it has not reimbursed to date and are owed to Employee as of the date hereof, subject to Employee’s submitting appropriate documentation and such documented expenses are eligible for reimbursement under the Company’s policies and procedures; (ii) it shall pay Employee accrued and unpaid vacation or paid time off in the amount of $50,756, less all applicable state and federal deductions, in accordance with Company policy and applicable law; and (iii) in accordance with the terms of the Stock Option Agreement between Employee and the Company, dated October 15, 2012, Employee is vested in the right to purchase 2,875 shares of the Company’s common stock. Except as provided herein, all other unvested equity awards shall be forfeited and cancelled as of the Termination Date, Employee’s rights and obligations under any vested and outstanding equity award agreements shall be determined in accordance with the governing award agreement and applicable equity incentive plan.

2. Health Insurance Continuation. Employee and his beneficiaries, if applicable, will receive under separate cover notice of Employee’s rights under the Consolidated Omnibus Reconciliation Act (“COBRA”) upon Employee’s separation from the Company. If Employee elects to continue health care coverage under COBRA, he is responsible for paying the premiums.

3. Transfer of Responsibilities. Employee shall cooperate fully with the Company and its personnel to provide an orderly transfer of his duties and responsibilities. This cooperation includes but is not limited to timely compliance with all reasonable requests for information, including, but not limited to, the transition of any work and any leads, prospects or contacts to the Company’s Board of Directors (the “Board”).

4. Confidentiality of this Agreement. Except as disclosed by the Company or Employee in connection with legally required filings with the U.S. Securities and Exchange Commission, Employee agrees to keep confidential and not to disclose the existence, circumstances related to, or terms of this Agreement to anyone or to any organization, except that Employee may disclose such information to his spouse, attorney, and legal and financial advisers, provided Employee has received in advance their promises to maintain this information in strict confidence or as otherwise required by law. Nothing in this Agreement will prevent Employee from cooperating with or participating in any investigation by the government of the U.S., including any investigations by the federal Equal Employment Opportunity Commission (the “EEOC”) or the New York Division of Human Rights. Employee hereby confirms that as of the date of signing this Agreement, he has not disclosed the existence, terms or conditions of this Agreement, except as provided for herein.

5. Nondisclosure and Intellectual Property Protection Agreement. Employee acknowledges the validity and continuing applicability of the agreements and covenants contained in the Offer Letter and that certain Nondisclosure and Intellectual Property Protection Agreement dated April, 2004, a copy of which is attached hereto as Exhibit B concerning the ownership, non-use and return of confidential information to the Company. Those agreements and covenants are incorporated herein by reference and continue to have full force and effect following the Termination Date.

6. Return of Company Property. Employee acknowledges and agrees that he will return to the Company all property of the Company that is in his possession, whether at his home, office, in his personal automobile or other vehicle, or otherwise under his control, directly or indirectly, including, without limitation, Company keys, cell phones, computers, audio-visual equipment, telecommunication equipment or any other equipment paid for or provided by the Company and any and all files, documents and other information with respect to the Company’s management, business operations or customers, including all files, documents, or other information containing confidential information within three (3) business days of the Termination Date. Employee agrees to immediately transfer ownership and title to any sporting event tickets (except as otherwise provided below) or other entertainment tickets that the Company paid for and that may currently be held or reserved in Employee’s name, whether jointly or severally with any other party or entity; and to transfer to the Company legal title to any property, automobiles, planes, whether owned or leased or the right to use any planes, corporate memberships that is held in Employee’s name and was or is paid for by the Company. Employee shall within three (3) business days of execution of this Agreement, provide the Company with a complete accounting of property, benefits or perquisites of whatever kind or nature provided to Employee at the Company’s expense.

7. Non-Disparagement. Employee hereby agrees to refrain from making any derogatory, disparaging or false statements with respect to the Company or any of its shareholders, controlling persons, officers, directors, executives, advisors, customers, or other related or affiliated parties or any other Company Released Parties (as defined below). Employee agrees that Employee will not communicate or disclose to any third party or use for his own account, without the written consent of the Company, any of the Company’s confidential and proprietary information, trade secrets or materials, except as required by law, unless and until such information or material becomes generally available to the public through sources other than Employee.

8. Breach of Agreement. To the extent permitted by law, Employee understands and agrees that any breach of Employee’s obligations under this Agreement will immediately render the Company’s obligations and agreements null and void, and, to the extent permitted by law, Employee shall repay to the Company the Severance Amount. In addition, Employee shall be liable to the Company for all damages arising from such breach, including but limited to the attorney’s fees and costs incurred by the Company in connection with such breach.

9. General Release. Employee, for himself and his heirs, legal representatives, beneficiaries, assigns and successors in interest, knowingly and voluntarily release, remise and forever discharge the Company and its successors, assigns, former or current affiliates, officers, shareholders, controlling persons, directors, members of the Board, employees, agents, attorneys and representatives (“Company Released Parties”) whether in their individual or official capacities, from any and all actions or causes of action, suits, debts, claims, complaints, contracts, including, without limitation, the Offer Letter, controversies, agreements, promises, damages, claims for attorneys’ fees, costs, interest, punitive damages or reinstatement, judgments and demands whatsoever, in law or equity, Employee now has, may have or ever had, whether known or unknown, suspected or unsuspected, from the beginning of the world to the date that Employee signs this Agreement (“Released Claims”), including, without limitation:

(a)

claims under any state or federal discrimination, fair employment practices or other employment-related statute, or regulation (as they may have been amended through the date of this Agreement) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any claims arising under the Federal Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, and any similar New York City local or other New York state statute;

(b)	claims under any other state or federal employment-related statute, or regulation (as they may have been amended through the date of this Agreement) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, except as otherwise provided herein, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, the Health Insurance Portability and Accountability Act of 1996, the Employee Retirement Income Security Act of 1974, the Sarbanes Oxley Act of 2002 and any similar New York City or other New York state statute;

(c)	claims under any state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence; and

(d)	any other claim arising under state or federal law.

Notwithstanding the above, nothing in this release is intended to release or waive (i) Employee’s right to seek enforcement of this Agreement or any other rights of indemnification, contribution, subrogation, advancement and/or reimbursement of expenses or similar rights to the extent they are provided for in the Company’s Restated Certificate of Incorporation, bylaws, (ii) Employee’s rights as they exist pursuant to any director and officer insurance policies or any other insurance policies whether in effect before the date of this Agreement, on the date of this Agreement or after the date of the Agreement, or (iii) Employee’s rights under any separate vested equity award agreement.

Employee recognizes that Employee may have some claim, demand or cause of action against the Company Released Parties of which he is totally unaware and unsuspecting that Employee is giving up by execution of this release. Employee acknowledges that it is his intention in executing this release that this release will deprive Employee of each such claim, demand and cause of action and prevent Employee from asserting it against the Company Released Parties.

Employment represents and warrants that no portion of any claim, demand, cause of action, or other matter released herein, nor any portion of any recovery or settlement to which Employee might be entitled from the Company Released Parties, has been assigned or transferred to any other person or entity, either directly or by way of subrogation or operation of law. Employee hereby agrees to indemnify, defend and hold the Company Released Parties harmless from any and all losses, costs, claims, and expenses (including, but not limited to, all expenses of investigation and defense of any such claim or action, including reasonable attorneys’ and accountants’ fees, costs, and expenses) arising out of any claim made or action instituted against the Company Released Parties by any person or entity that is the beneficiary of such assignment or transfer and to pay and satisfy any judgment resulting from any settlement in favor of the beneficiary of any such claim or action.

Employee further represents and warrants that he has not filed or participated in the filing of any complaint, grievance, charge or claim with or before any local, state or federal agency or board, union or any court or other tribunal relating to the Company or Employee’s employment with, or the termination of Employee’s employment at, the Company and its affiliates. Nothing contained herein is intended to nor shall prohibit Employee from (i) filing a charge or complaint with the EEOC; or (ii) participating in any investigation or proceeding conducted by the EEOC. In the event that Employee files a charge with the EEOC, Employee waives and releases any personal entitlement to reinstatement, back pay or any other types of damages or injunctive relief in connection with any actions taken by Employee or on Employee’s behalf on Employee’s administrative charge. NOTWITHSTANDING THIS PROVISION, EMPLOYEE UNDERSTANDS AND AGREES THAT BY ENTERING INTO THIS AGREEMENT, EMPLOYEE IS FOREVER RELEASING AND WAIVING ANY AND ALL CLAIMS AGAINST THE COMPANY, INCLUDING BUT NOT LIMITED TO CLAIMS FOR AGE DISCRIMINATION, AS SET FORTH IN THIS SECTION, PROVIDED, HOWEVER, THAT THE RELEASE PROVIDED FOR HEREIN SHALL NOT EXTEND TO ANY CLAIMS UNDER THIS AGREEMENT OR THOSE SPECIFICALLY EXCLUDED FROM THE RELEASE.

Employee hereby acknowledges and understands that this is a General Release.

10. Covenant Not to Sue. To the extent permitted by law, Employee specifically agrees not to commence any legal action against any of the Company Released Parties arising out of or in connection with the Released Claims. To the extent permitted by law, Employee expressly agrees that if Employee commences such an action in violation of this Agreement, Employee shall indemnify the Company Released Parties for the full and complete costs of defending such an action and enforcing this Agreement, including reasonable attorneys’ fees (whether incurred in a third party action or in an action to enforce this Agreement), court costs, and other related expenses. Employee further agrees that, to the extent permitted by law, if Employee commences such an action despite the provisions of this Agreement, Employee shall be obligated to return to the Company the Severance Amount. This Agreement does not act as a waiver or release of any complaints or charges that Employee cannot by law waive or release, and does not prohibit Employee from: (i) filing a charge or complaint with the EEOC, or any other state or federal agency, or (ii) participating in any investigation or proceeding conducted by the EEOC or New York Division of Human Rights. Notwithstanding, by executing this Agreement, Employee is expressly waiving Employee’s ability to obtain relief of any kind from the Company to the extent permitted by law.

11. Governing Law and Venue. This Agreement and any disputes or claims arising hereunder shall be construed in accordance with, governed by and enforced under the laws of the State of Delaware without regard for any rules of conflicts of law. Any action at law, suit in equity or judicial proceeding arising directly, indirectly or otherwise in connection with, out of, related to, or from this Agreement, or any provision hereof, shall be litigated only in the state courts of the State of Delaware and the parties each hereby waive the right to a trial by jury of any claim, demand, action or causes of action under this Agreement. Employee and the Company consent to the jurisdiction of such courts over the subject matter of this Agreement. Employee waives any right Employee might have to transfer or change the venue of any litigation brought against Employee by the Company. In no event shall any dispute arising out of, or in connection with, this Agreement be submitted to arbitration or mediation.

12. Voluntary Assent. Employee hereby confirms that no other promises or agreements of any kind have been made by any person to cause Employee to sign this Agreement except as otherwise as noted herein, and that Employee fully understands the meaning and intent of this Agreement. Employee agrees that this is the entire agreement and understanding between Employee and the Company.

13. Notices and Communications. Any and all notices or other communications required or permitted to be given in connection with this Agreement shall be in writing (or in the form of a facsimile or electronic transmission) addressed as provided below and shall be (i) delivered by hand, (ii) transmitted by facsimile or electronic mail with receipt confirmed, (iii) delivered by overnight courier service with confirmed receipt, or (iv) mailed by first class U.S. mail, postage prepaid and registered or certified, return receipt requested:

If to the Company to:

Voltari Corporation

601 W. 26th Street Suite

415 New York, NY 10001

Attention: General Counsel

With a copy to Company Counsel:

James L. Hauser, Esq.

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Facsimile: 617.856-8201

Email: jhauser@brownrudnick.com

If to the Employee:

Richard Stalzer

415 Greenwich Street

New York, New York 10013

Any notice or other communication given in accordance with this Agreement shall be deemed delivered and effective upon receipt, except those notices and other communications sent by mail, which shall be deemed delivered and effective three (3) business days following deposit with the United States Postal Service. All periods of notice shall be measured from the date of delivery thereof.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral; provided, however, that any separate equity award agreements between Employee and the Company shall remain in full force and effect in accordance with the terms and conditions therein.

15. Remedies. Any breach or threatened breach by Employee of the provisions of this Agreement will result in irreparable and continuing damage to the Company for which there is no adequate remedy at law. In such event, Employee agrees and acknowledges that the Company will be entitled to injunctive relief and/or specific performance, and such other relief that may be proper (including monetary damages, if proper) without the posting of any bond and that Employee shall not oppose the granting of such relief.

16. Authority. The Company represents that this Agreement has been presented to, considered and authorized by the Board (and/or any appropriate committee(s) thereof), and that the Company officer executing this Agreement on behalf of the Company has the authority to enter into this Agreement and bind the Company to the terms and conditions hereof. Any action or consent of the Company required hereunder may be authorized only by a written resolution, or action at a meeting, of the Board properly taken in accordance with the Company’s Restated Certificate of Incorporation and bylaw

IN WITNESS WHEREOF, the Company and Employee have executed and delivered this Release Agreement as of the date first written above.

VOLTARI CORPORATION

By:	/s/ Steven Stulbaum
Name:	Steven Stulbaum
Title:	Vice President, Human Resources

EMPLOYEE

/s/ Richard Stalzer
Richard Stalzer